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[LOGO]                 [ALLIANCE PHARMACEUTICAL LETTERHEAD]


March 6, 1996


Boehringer Ingelheim International GmbH
D-6507 Ingelheim
Germany

Dear Sirs:

This will confirm our agreement with respect to the purchase by Alliance Pharmaceutical Corp. ("Alliance") from your company ("BII") of the warrant dated December 30, 1993 (the "Warrant") held by BII and exercisable to purchase 500,000 shares of Alliance Common Stock at $12 per share, as follows:

1. Subject to and immediately after the consummation (the "Closing") of Alliance's contemplated public offering of Alliance Common Stock (the "Publicly Offered Shares") through an underwriting syndicate managed by Lehman Brothers Inc., Cowen & Company and Oppenheimer & Co., Inc., Alliance will purchase from BII, and BII will sell to Alliance, the Warrant, free and clear of any liens, claims, security interests and encumbrances. Alliance will advise BII of the date, time and place of the Closing.

2. The purchase price (the "Purchase Price") for the Warrant will be an amount equal to the product of (i) 500,000 and (ii) an amount equal to the difference between (a) the price per share paid to Alliance for the Publicly Offered Shares (that is, the public offering price less the underwriters' discount), and
(b) $12. Payment of the Purchase Price will be made at the place of and immediately after the Closing by delivery to BII of a certified or official bank check in the amount thereof, or by wire transfer of such amount to an account designated by BII, against delivery to Alliance of the Warrant, endorsed in blank.

3. The obligation of BII hereunder is subject, at BII's option, to the Purchase Price being at least $1,520,000.

4. Alliance will use their business judgment to determine the public offering price as well as the underwriters' discount which shall not exceed 6% of it.

5. This agreement becomes valid upon signature and will expire 60 days thereafter, it can be extended by mutual consent in writing.

Very truly yours,

ALLIANCE PHARMACEUTICAL CORP.


By:  /s/ Theodore D. Roth
     --------------------

Confirmed and Agreed:

BOEHRINGER INGELHEIM INTERNATIONAL GmbH

pps

/s/  Dr. Fechner                                            /s/ Dr. Hanke
--------------------                                        --------------------
Dr. Fechner                                                 Dr. Hanke

                                 March 22nd, 1996